Exhibit 99.1
VIGGLE REPORTS STRONG GROWTH IN USERS AND REVENUE
 4th Quarter Revenue up 61% over 3rd Quarter
Total Reach tops 18 Million Users

NEW YORK – September 29, 2014 – Viggle Inc. (NASDAQ: VGGL), the entertainment marketing and rewards platform, reported continued strong growth in all metrics.
Viggle enjoyed a significant increase in year-over-year revenue and user growth, sequential quarterly growth, and engagement and monthly average users, in its fiscal 2014 year ended June 30, 2014.  Fiscal 2014 annual revenue grew 29 percent from $13.907 million to $17.985 million.  Sequential quarterly revenue grew 61 percent from $3.306 million in F3Q 2014 to $5.308 million in F4Q 2014.

Total reach was 18.4 million and active reach was 9.4 million in June 2014.  The Viggle Rewards App alone also continued its strong growth after this reporting period, more than doubling its monthly average users in August, as previously reported.

The Viggle platform’s net registered users totaled 5,353,269 at the end of F4Q 2014, an increase of 75 percent from the 3,062,535 at the end of F4Q 2013, and a 29 percent increase over the 4,140,653 net registered users recorded at the end of F3Q 2014.

During the quarter, Viggle announced its underwritten public offering of 4,375,000 shares of its common stock at a price to the public of $8.00 per share, raising net proceeds of $31.8 million. The Company also successfully completed its integration of Wetpaint, an entertainment news and social publishing platform, and NextGuide, a personalized TV programming guide and distributed reminder platform. With the progress of this integration, Viggle launched a new Product Development Organization, and new Content and Programming team.

As previously reported, Viggle had its strongest month in August 2014, with record numbers of new registered users and monthly active users, as expansion of its platform and point earning system continues to make tremendous strides. The Company released its figures and recorded approximately 1,027,690 monthly active users and an increase of approximately 653,223 new registered users.

“We are pleased to report a very strong year, as we’ve dedicated our resources to investing in the infrastructure of our business and making the shift from a mobile app for TV to a platform that allows our users to earn points for watching TV, listening to music, and watching web content,” said Greg Consiglio, President and COO of Viggle.  “As a result, today we are the leading mobile entertainment discovery and rewards company bringing together consumers and brands around entertainment content. We’ve consistently delivered double-digit growth in revenues, and continued to increase our subscriber base.  We successfully completed the integrations of Wetpaint and NextGuide, acquired Choose Digital, officially launched Viggle Music in partnership with Gracenote, and launched the initial version of the Viggle Store, adding millions of songs and albums for download.”  Consiglio added that Viggle achieved all of this and received a significant patent for rewarding entertainment usage and delivering real rewards.  “The Company is moving in the right direction and we look forward to building on our momentum going forward,” he said.

Through the end of F4Q 2014, Viggle users have checked into 403,181,838 TV programs – including 48,314,250 from January 1, 2014, through the end of F4Q 2014. Additionally, users checked into over 50 million songs using the new Viggle Music service between January 1, 2014, and June 30, 2014.  As of June 30, 2014, users have redeemed a total of 3,146,276 million rewards, for an average of 12,981 points per redemption.  The total retail value of rewards redeemed through June 30, 2014, is approximately $19.3 million.  Overall, users’ average time in the platform has been 64 minutes and 8 seconds per session.

For F4Q 2014, inclusive of acquisitions in the period, Viggle reported an Adjusted EBITDA loss of $8.4 million as compared to an Adjusted EBITDA loss of $8.0 million in F4Q 2013.

Fiscal 2014 YTD adjusted EBITDA loss of $27.3 million was a 15 percent decrease from the $32.1 million YTD adjusted EBITDA loss at the end of F4Q 2013.

For more details on these results and a description of all definitions please see our annual form 10-K filed this same date.
Conference Call and Webcast

Date: Monday, September 29, 2014
Time: 9:00 A.M. Eastern Time (ET)
Dial in Number for U.S. & Canadian Callers: 1-877-407-3102
Dial in Number for International Callers (Outside of the U.S. & Canada): 1-201-493-6790

Participating on the call will be Viggle President and Chief Operating Officer Greg Consiglio and Chief Financial Officer John Small, who will discuss operational and financial highlights for the fourth quarter and fiscal 2014 and other metrics including recent increases in users.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time. A live webcast and archive of the call will also be available on Viggle’s website at: http://viggleinc.equisolvewebcast.com/q4-2014.

A replay will be available for 7 days starting on September 29, 2014, beginning one hour after the end of the conference call, and will run through midnight on October 6, 2014. To access the replay, please dial 1-877-660-6853 in the U.S. and 1-201-612-7415 for international callers. The conference ID# is 13582794.

About Viggle
Viggle is an entertainment marketing and rewards platform that rewards its members for watching TV and discovering music. The Viggle Platform had total reach of 22.5 million in July 2014, including over 6.2 million Viggle registered users. Since its launch, Viggle members have redeemed nearly $19 million in rewards for watching their favorite TV programs and listening to music. Members can also use Viggle Store, a rewards destination where they can redeem their Viggle Points for music downloads. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online; NextGuide, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies; and Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.viggle.com or follow us on Twitter @Viggle.

Safe Harbor Statement
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Non-GAAP Adjusted Rewards Costs and Adjusted EBITDA
The Company provides a non-GAAP measure for adjusted rewards costs as an alternative view of the Company’s cost of providing rewards to its users. The Company reports rewards costs in its Consolidated Statement of Operations in both cost of watchpoints and engagement points and in selling, general and administrative expenses. Management believes that a useful financial measure for investors is to provide to them the amount of cash the Company has actually paid to provide rewards to its users. The Company also presents Adjusted EBITDA. Adjusted EBITDA is a non-GAAP measure that represents operating loss (as reported) plus depreciation and amortization, stock based compensation, certain one-time selling, general and administrative expenses, and adjustment to rewards costs. Management believes these non-GAAP measures enhance investors’ understanding of the Company’s financial performance. The information on adjusted rewards costs and Adjusted EBITDA should be considered in addition to, but not in lieu of operating income prepared in accordance with generally accepted accounting principles in the United States (GAAP). Since adjusted reward costs and Adjusted EBITDA are not measures determined in accordance with GAAP, they have no standardized meaning prescribed by GAAP and therefore, may not be comparable to the calculation of similar measures of other companies. A reconciliation between GAAP financial measures and non-GAAP financial measures is as follows.

Reconciliation of rewards cost to adjusted rewards cost and selling, general and administrative expenses to adjusted selling, general and administrative expenses (amounts in thousands)
	Quarter Ended June 30, 2014	Quarter Ended June 30, 2013	Year Ended June 30, 2014	Year Ended June 30, 2013
Cost of watchpoints and engagement points as reported	$(801)	$(2,068)	$(2,310)	$(8,461)
Adjustment to cost of watchpoints and engagement points	$(273)	$854	(2,594)	3,187
Adjusted cost of watchpoints and engagement points	$(1,074)	$(1,214)	(4,904)	(5,274)

Selling, general and administrative expenses as reported	$(21,853)	$(20,794)	(83,598)	(102,433)
Adjustment to selling, general and administrative expenses	$(31)	$290	(283)	1,376
Adjusted selling, general and administrative expenses	$(21,884)	$(20,504)	$(83,881)	$(101,057)

Reconciliation of operating loss to Adjusted EBITDA (amounts in thousands)
	Quarter Ended June 30, 2014	Quarter Ended June 30, 2013	Year Ended June 30, 2014	Year ended June 30, 2013
Revenue	$5,308	$4,585	$17,985	$13,907

Operating loss as reported	$(16,444)	$(18,280)	$(65,859)	$(96,987)
Add:
Stock compensation costs	$6,862	$8,214	36,704	56,524
Adjustment to cost of watchpoints and engagement points	$(273)	$854	(2,594)	3,187
Adjustment to Selling, general and administrative expenses	$(420)	$290	(1,459)	1,376
Depreciation and amortization costs	$1,851	$932	5,894	3,771
Adjusted EBITDA *	$(8,424)	$(7,990)	$(27,314)	$(32,129)
* Adjusted EBITA is a non-GAAP measure, but shown above it represents operating loss plus depreciation and amortization, stock based compensation, interest (expense) income, net, certain one-time selling, general and administrative expenses, and adjustment to rewards costs

For further investor and media information contact:

Robert Haag
Managing Partner
IRTH Communications
VGGL@irthcommunications.com
1-866-976-4784

Investor Relations Contact for Viggle:
John C. Small
CFO, Viggle Inc.
john@viggle.com
1-646-738-3220